Exhibit 99.1

Longs Reports Preliminary December Sales

WALNUT CREEK, CA (January 5, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $527.1 million for the five-week period ended December 29, 2005, a 2.8% increase from sales of $512.6 million in the comparable period a year ago. Pharmacy sales were 42.6% of total drug store sales compared with 41.1% a year ago.

Preliminary December same-store sales increased 2.4% from the same period last year. Pharmacy same-store sales increased 6.5% and front-end same-store sales decreased 0.4%.

Preliminary quarter-to-date total sales of $881.2 million for the nine weeks ended December 29, 2005 were 2.3% higher than the $861.2 million in the comparable period last year. Pharmacy sales were 45.3% of total drug store sales during the period, compared with 43.9% a year ago. Same-store sales increased 1.8%, with pharmacy same-store sales increasing 5.3% and front-end same-store sales decreasing 0.8%.

Preliminary year-to-date total sales of $4.31 billion for the 48 weeks ended December 29, 2005 were 0.9% higher than the $4.27 billion reported in the comparable period last year. Pharmacy sales were 48.4% of total drug store sales during the period, compared with 47.2% a year ago. Same-store sales increased 0.4%, with pharmacy same-store sales increasing 3.0% and front-end same-store sales decreasing 1.8%.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 476 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.